Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 and related preliminary Prospectus dated December 22, 2020, of our report dated March 27, 2020, relating to the consolidated financial statements of Daré Bioscience, Inc. and Subsidiaries (which report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern) included on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in this Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
December 22, 2020